EX - 99(d)(vi)

Expense Limitation Agreement

This Expense Limitation Agreement (the “Agreement”) is made and entered into this 1st day of February, 2013 between Lord, Abbett & Co. LLC (“Lord Abbett”) and Lord Abbett Municipal Income Fund, Inc. (“Income Fund”) with respect to Lord Abbett Short Duration Tax Free Fund (“Short Duration Tax Free Fund”), Lord Abbett Intermediate Tax Free Fund (“Intermediate Tax Free Fund”) and Lord Abbett AMT Free Municipal Bond Fund (“AMT Free Fund”) (collectively, the “Funds”).

In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1.

With respect to Short Duration Tax Free Fund, Lord Abbett agrees for the time period set forth in paragraph 4 below to waive all or a portion of its management fee, waive all or a portion of its administrative services fee, and reimburse the Fund’s other expenses to the extent necessary so that total net annual operating expenses for each class, excluding 12b-1 fees and interest related expenses, if any, do not exceed an annual rate of 0.43%.

2.

With respect to Intermediate Tax Free Fund, Lord Abbett agrees for the time period set forth in paragraph 4 below to waive all or a portion of its management fee, waive all or a portion of its administrative services fee, and reimburse the Fund’s other expenses to the extent necessary so that total net annual operating expenses for each class, excluding 12b-1 fees and interest related expenses, if any, do not exceed an annual rate of 0.49%.

3.

With respect to AMT Free Fund, Lord Abbett agrees for the time period set forth in paragraph 4 below to waive all or a portion of its management fee, waive all or a portion of its administrative services fee, and reimburse the Fund’s other expenses to the extent necessary so that total net annual operating expenses for each class, excluding 12b-1 fees and interest related expenses, if any, do not exceed an annual rate of 0.40%.

4.	This Agreement will be effective from February 1, 2013 through January 31, 2014. This Agreement may be terminated only by the Board of Directors of Income Fund upon written notice to Lord Abbett.

[Signatures follow on next page]

IN WITNESS WHEREOF, Lord Abbett and the Income Fund have caused this Agreement to be executed by a duly authorized member and officer, respectively, to become effective as of the day and year first above written.

Lord, Abbett & Co. LLC

By:	/s/ Lawrence H. Kaplan

Lawrence H. Kaplan
Member and General Counsel

Lord Abbett Municipal Income Fund, Inc.

By:	/s/ Thomas R. Phillips

Thomas R. Phillips
Vice President and Assistant Secretary